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                                  Exhibit 23.1


                                BDO Seidman, LLP
                      1900 Avenue of the Starts, 11th Floor
                              Los Angeles, CA 90067




               Consent of Independent Certified Public Accountants


Osicom Technologies, Inc.
Santa Monica, California


We hereby consent to incorporation by reference in the Registration Statements (Nos. 333-28863, 333-22291 and 333-51445) on Form S-3 and No. 333-92111 on Form
S-8 of Osicom Technologies, Inc. of our report, dated March 23, 2000, relating to the consolidated balance sheets of Osicom Technologies, Inc. and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 2000, 1999 and 1998, which report appears in the January 31, 2000 annual report on Form 10-K of Osicom Technologies, Inc.

Our report indicates that we did not audit the financial statements of a discontinued foreign subsidiary which statements reflect net assets of $1,632,000 and $5,726,000 as of January 31, 2000 and 1999, respectively, and total revenues of $20,819,000, $39,039,000 and $54,850,000 for the years ended January 31, 2000, 1999 and 1998, respectively. These amounts are included in the net investment in and results of discontinued operations in the accompanying financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the reports of the other auditors.



                                                     BDO SEIDMAN, LLP



Los Angeles, California
May 4, 2000